PRESS RELEASE
Ingredion Incorporated
5 Westbrook Corporate Center	CONTACTS:
Westchester, IL 60154	Investors: Noah Weiss, 773-896-5242
Media: Rick Wion, 708-209-6323

INGREDION INCORPORATED REPORTS STRONG FIRST QUARTER RESULTS
AND IMPROVES FULL-YEAR OUTLOOK
•First quarter 2025 reported and adjusted* operating income increased 30% and 26% compared to prior year
•First quarter 2025 reported and adjusted EPS were $3.00 and $2.97, compared with $3.23 and $2.08 in the first quarter 2024
•Improving guidance for full-year reported EPS to be in the range of $10.93 to $11.63 and adjusted EPS to be in the range of $10.90 to $11.60

WESTCHESTER, Ill., May 6, 2025 – Ingredion Incorporated (NYSE: INGR), a leading global provider of ingredient solutions to the food and beverage manufacturing industry, today reported its 2025 first quarter results.
“Our strong results demonstrate the company's continued ability to deliver sales volume and operating income growth,” said Jim Zallie, president and CEO of Ingredion. “While tariff changes are creating uncertainty, we are reassured by the fact that the vast majority of our products are made locally and sold locally.”
“The Texture & Healthful Solutions segment delivered a robust 34% increase in operating income, driven by strong sales volume across all geographies, and especially from our clean label solutions.”
"In the Food and Industrial Ingredient businesses, both the LATAM and U.S./Canada segments also delivered strong results. Double digit operating income growth in F&II—LATAM was driven by the unexpected stability of the Argentine peso, favorable market mix and lower costs, with Mexico achieving another record quarter. The F&II—U.S./Canada segment exceeded expectations due to favorable product mix, efficient cost management, and excellent market execution. Additionally, while winter disruptions are common in our industry, winterization upgrades implemented last year provided operational benefits.”
“Based upon our successful first-quarter performance, we are improving our full-year earnings forecast. We remain guided by our commitment to be preferred by our customers as we leverage the experience of our team to navigate this complex business environment with agility. Our focus on sustainable growth, disciplined cost management, and a strong balance sheet provides opportunities and optionality to create future value for shareholders."

*Reported results are in accordance with U.S. generally accepted accounting principles “GAAP.” Adjusted financial measures are non-GAAP financial measures. See “II. Non-GAAP Information” in the Supplemental Financial Information that follows the Condensed Consolidated Financial Statements for a reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures.

INGREDION REPORTS FIRST QUARTER 2025 RESULTS – Page 2
Diluted Earnings Per Share (EPS)

	1Q24	1Q25
Reported Diluted EPS	$3.23	$3.00
Impairment charges	—	0.08
Restructuring and resegmentation costs	0.03	0.02
Net gain on sale of business	(1.09)	—
Tax items and other matters	(0.09)	(0.13)
Adjusted Diluted EPS**	$2.08	$2.97
Estimated factors affecting changes in Reported and Adjusted EPS

1Q25
Total items affecting EPS**	0.89
Total operating items	0.61
Margin	0.60
Volume	(0.11)
Foreign exchange	(0.05)
Other income	0.17
Total non-operating items	0.28
Financing costs	0.10
Tax rate	0.13
Shares outstanding	0.05
** Totals may not sum due to rounding

Other Financial Items
•At March 31, 2025, total debt was $1,784 million, and cash, including short-term investments, was $846 million, versus $1,831 million and $1.0 billion at Dec. 31, 2024.
•In the first quarter, net financing costs were $9 million, compared to $19 million for the year-ago first quarter, driven by lower net interest expense and benefitting from favorable foreign exchange impacts.
•Reported and adjusted effective tax rates for the quarter were 25.5% and 25.4%, respectively, compared to 21.0% and 28.4% for the year-ago period. The increase in the reported effective tax rate was primarily driven by favorable tax treatment on the sale of our South Korea business during the first quarter of 2024.
•Net capital expenditures in 2025 were $92 million through March 31, 2025.

INGREDION REPORTS FIRST QUARTER 2025 RESULTS – Page 3
Business Review
Total Ingredion
Net Sales

$ in millions	2024	FX Impact	Volume	S. Korea Volume*	Price Mix	2025	Change	Change excl. FX
First Quarter	1,882	(40)	43	(24)	(48)	1,813	(4%)	(2%)
*Represents loss of volume due to the sale of our South Korea business
Reported Operating Income

$ in millions	2024	FX Impact	Business Drivers	Restructuring / Impairment	Other	2025	Change	Change excl. FX
First Quarter	213	(5)	62	(4)	10	276	30%	32%
Adjusted Operating Income

$ in millions	2024	FX Impact	Business Drivers	2025	Change	Change excl. FX
First Quarter	216	(5)	62	273	26%	29%
Net Sales
•First quarter net sales decreased 4%. The decrease was driven by price mix primarily from lower raw material costs, foreign exchange impacts and the impact of the sale of our South Korea business in the first quarter of 2024, partially offset by T&HS volume increases.
Operating Income
•First quarter reported and adjusted operating income were $276 million and $273 million respectively. The difference in reported versus adjusted operating income was primarily attributable to insurance recoveries and a favorable judgment related to certain indirect taxes in Brazil, partially offset by impairment charges related to certain equity investments. Excluding foreign exchange impacts, reported operating income was up 32% and adjusted operating income was up 29% from a year ago.

INGREDION REPORTS FIRST QUARTER 2025 RESULTS – Page 4
Texture & Healthful Solutions
Net Sales

$ in millions	2024	FX Impact	Volume	Price Mix	2025	Change	Change excl. FX
First Quarter	597	(3)	40	(32)	602	1%	1%
Segment Operating Income

$ in millions	2024	FX Impact	Business Drivers	2025	Change	Change excl. FX
First Quarter	74	—	25	99	34%	34%
•First quarter operating income for Texture & Healthful Solutions was $99 million, an increase of $25 million from a year ago, driven by lower raw material and input costs and increased volumes, partially offset by unfavorable price mix.
Food & Industrial Ingredients - LATAM
Net Sales

$ in millions	2024	FX Impact	Volume	Price Mix	2025	Change	Change excl. FX
First Quarter	616	(28)	(10)	(5)	573	(7%)	(2%)
Segment Operating Income

$ in millions	2024	FX Impact	Business Drivers	Argentina JV	2025	Change	Change excl. FX
First Quarter	101	(3)	10	19	127	26%	29%
•First quarter operating income for Food & Industrial Ingredients - LATAM was $127 million, an increase of $26 million. The quarter’s results benefited from the lapping of the devaluation of the Argentine peso on prior year results of our Argentina joint venture. Excluding the joint venture’s results, segment operating income increased due to lower raw material costs that were partially offset by lower volumes. Excluding foreign exchange impacts, segment operating income was up 29%.

INGREDION REPORTS FIRST QUARTER 2025 RESULTS – Page 5
Food & Industrial Ingredients - U.S./Canada
Net Sales

$ in millions	2024	FX Impact	Volume	Price Mix	2025	Change	Change excl. FX
First Quarter	541	(6)	—	(15)	520	(4%)	(3%)
Segment Operating Income

$ in millions	2024	FX Impact	Business Drivers	2025	Change	Change excl. FX
First Quarter	87	(2)	7	92	6%	8%
•First quarter operating income for Food & Industrial Ingredients - U.S./Canada was $92 million, an increase of $5 million from a year ago. The increase was driven by lower raw material costs and improved product mix. Excluding foreign exchange impacts, segment operating income was up 8%.
All Other**
Net Sales

$ in millions	2024	FX Impact	Volume	S. Korea Volume*	Price Mix	2025	Change	Change excl. FX
First Quarter	128	(3)	13	(24)	4	118	(8%)	(5%)
*Represents loss of volume due to the sale of our South Korea business
Segment Operating Income (Loss)

$ in millions	2024	FX Impact	Business Drivers	2025	Change	Change excl. FX
First Quarter	(4)	—	4	0	nm	nm
•First quarter operating income (loss) for All Other improved $4 million from the prior year, primarily driven by improvements in our plant-based protein business.
** All Other consists of the businesses of multiple operating segments that are not individually or collectively classified as reportable segments. Net sales from All Other are generated primarily by sweetener and starch sales by our Pakistan business, sales of stevia and other ingredients from our PureCircle and Sugar Reduction businesses, and pea protein ingredients from our Protein Fortification business.
Dividends and Share Repurchases
In the first quarter, the Company paid $52 million in dividends to shareholders. On March 12, 2025, the Company declared a quarterly dividend of $0.80 per share that was paid on April 22, 2025. During the quarter, the Company repurchased $55 million shares of common stock.
Updated Full-Year 2025 Outlook
The Company expects its full-year 2025 reported EPS to be in the range of $10.93 to $11.63 and adjusted EPS to be in the range of $10.90 to $11.60.

INGREDION REPORTS FIRST QUARTER 2025 RESULTS – Page 6

This guidance reflects tariff levels in effect as of the end of April 2025 and does not consider future changes in tariffs or trade restrictions. In addition, this guidance excludes any acquisition-related integration and restructuring costs, as well as any potential impairment costs.
The Company expects full-year 2025 net sales to be up low single digits, reflecting greater volume demand, partially offset by price mix and foreign exchange impacts. Reported operating income is expected to be up high teens as we lap prior year impairment charges, and adjusted operating income is expected to be up mid-single-digits for full-year 2025.
The 2025 full-year outlook further assumes the following: Texture and Healthful Solutions operating income is expected to be up mid-single-digits to high single-digits, driven by sales volume growth; Food & Industrial Ingredients—LATAM operating income is expected to be up mid-single-digits; Food & Industrial Ingredients—US/CAN operating income is expected to be flat to down low single-digits; and All Other operating income is anticipated to approach breakeven profitability.
Corporate costs for full-year 2025 are expected to be up mid-single-digits to high single-digits.
For full-year 2025, the Company expects both a reported and adjusted effective tax rate of 26.0% to 27.5%.
Cash from operations for full-year 2025 is expected to be in the range of $825 million to $950 million, which reflects a return to investing in working capital balances based upon expected growth in net sales. Capital expenditures for the full year are expected to be approximately $400 to $450 million.
For the second quarter of 2025, the Company expects net sales to be flat to up low single-digits compared to the same quarter last year, with operating income expected to be flat to down low single-digits.
Conference Call and Webcast Details
Ingredion will host a conference call on Tuesday, May 6, 2025, at 8 a.m. CT/ 9 a.m. ET, hosted by Jim Zallie, president and chief executive officer, and James Gray, executive vice president and chief financial officer. The call will be webcast in real time and can be accessed at https://ir.ingredionincorporated.com/events-and-presentations. A presentation containing additional financial and operating information will be accessible through the Company’s website and available to download a few hours before the start of the call. A replay will be available for a limited time at https://ir.ingredionincorporated.com/financial-information/quarterly-results.
About the Company
Ingredion Incorporated (NYSE: INGR), headquartered in the suburbs of Chicago, is a leading global ingredient solutions provider serving customers in nearly 120 countries. With 2024 annual net sales of approximately $7.4 billion, the Company turns grains, fruits, vegetables and other plant-based materials into value-added ingredient solutions for the food, beverage, animal nutrition, brewing and industrial markets. With Ingredion Idea Labs® innovation centers located around the world and more than 11,000 employees, the Company co-creates with customers and fulfills its purpose of bringing the potential of people, nature and technology together to make life better. Visit ingredion.com for more information and the latest Company news.
Forward-Looking Statements
This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Ingredion intends these forward-looking statements to be covered by the safe harbor provisions for such statements.
Forward-looking statements include, among others, any statements regarding our expectations for second quarter 2025 net sales and operating income, full-year 2025 reported and adjusted earnings per share, net sales, reported and adjusted operating income, segment operating income, corporate costs, reported and adjusted effective tax rate, cash from operations, and capital expenditures, and any other statements regarding our prospects and our future operations, financial

INGREDION REPORTS FIRST QUARTER 2025 RESULTS – Page 7
condition, volumes, cash flows, expenses or other financial items, including management’s plans or strategies and objectives for any of the foregoing and any assumptions, expectations, or beliefs underlying any of the foregoing.
These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “should,” “anticipate,” “assume,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast,” “outlook,” “opportunities,” “potential,” or other similar expressions or the negative thereof. All statements other than statements of historical facts therein are “forward-looking statements.”

These statements are based on current circumstances or expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, investors are cautioned that no assurance can be given that our expectations will prove correct.

Actual results and developments may differ materially from the expectations expressed in or implied by these statements, based on various risks and uncertainties, including changes in consumer practices, preferences, demand and perceptions that may lessen demand for the products we make; geopolitical conflicts and actions arising from them, including the impacts on the availability and prices of raw materials and energy supplies, supply chain interruptions, and volatility in foreign exchange and interest rates; the effects of global economic conditions and the general political, economic, business, and market conditions that affect customers and consumers in the various geographic regions and countries in which we buy our raw materials or manufacture or sell our products, and the impact these factors may have on our sales volumes, the pricing of our products and our ability to collect our receivables from customers; our reliance on purchases of our products by major industries which we serve and from which we derive a significant portion of our sales, including, without limitation, the food, beverage, animal nutrition and brewing industries; the risks associated with pandemics; our ability to develop or acquire new products and services at rates or of qualities sufficient to gain market acceptance; increased competitive and/or customer pressure in the corn-refining industry and related industries, including with respect to the markets and prices for our primary products and our co-products, particularly corn oil, and the ability to pass through price increases in our key inputs; price fluctuations, supply chain disruptions, tariffs, duties and shortages affecting inputs to our procurement, production processes and delivery channels, including raw materials, energy costs and availability and cost of freight and logistics; our ability to contain costs, achieve budgets and realize expected synergies, including our ability to complete planned maintenance and investment projects on time and on budget as well as to effectively manage freight and shipping costs and hedging activities; operating difficulties at our manufacturing facilities and liabilities relating to product safety and quality; the effects of climate change and legal, regulatory, and market measures to address climate change; our ability to successfully identify and complete acquisitions, divestitures, or strategic alliances on favorable terms, as well as to successfully conduct due diligence, integrate acquired businesses or implement and maintain strategic alliances and achieve anticipated synergies with respect to such transactions; economic, political and other risks inherent in conducting operations in foreign countries and in foreign currencies; the failure to maintain satisfactory labor relations; our ability to attract, develop, motivate, and maintain good relationships with our workforce; the impact of legal and regulatory proceedings, lawsuits, claims and investigations; the impact of any impairment charges on our goodwill or long-lived assets; the impact on our business of political events, trade and international disputes, war, threats or acts of terrorism, and natural disasters; changes in government policy, law, or regulation and costs of legal compliance, including compliance with environmental regulation or the occurrence of other significant events beyond our control; changes in our tax rates or exposure to additional income tax liability; risks affecting our ability to raise funds at reasonable rates and other factors affecting our access to sufficient funds for future growth and expansion; increases in interest rates that could increase our borrowing costs; interruptions, security incidents, or failures with respect to information technology systems, processes, and sites; risks affecting the continuation of our dividend policy; and our ability to maintain effective internal control over financial reporting.

Our forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments or otherwise. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see “Risk Factors” and other information included in our Annual Report on Form 10-K for the year ended December 31, 2024, and our subsequent reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.
###

Ingredion Incorporated
Condensed Consolidated Statements of Income
(Unaudited)
(dollars and shares in millions, except per share data)

	Three Months Ended March 31,		Change %
	2025	2024
Net sales	$1,813	$1,882	(4%)
Cost of sales	1,347	1,465
Gross profit	466	417	12%
Operating expenses	193	189	2%
Other operating (income) expense, net	(10)	12
Restructuring/impairment charges	7	3
Operating income	276	213	30%
Financing costs	9	19
Net gain on sale of business	—	(82)
Income before income taxes	267	276	(3%)
Provision for income taxes	68	58
Net income	199	218	(9%)
Less: Net income attributable to non-controlling interests	2	2
Net income attributable to Ingredion	$197	$216	(9%)

Earnings per common share attributable to Ingredion common shareholders:

Weighted average common shares outstanding:
Basic	64.5	65.7
Diluted	65.6	66.8

Earnings per common share of Ingredion:
Basic	$3.05	$3.29	(7%)
Diluted	3.00	3.23	(7%)

Ingredion Incorporated
Condensed Consolidated Balance Sheets
(dollars and shares in millions, except per share amounts)

	March 31, 2025	December 31, 2024
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$837	$997
Short-term investments	9	11
Accounts receivable, net	1,284	1,093
Inventories	1,172	1,187
Prepaid expenses and assets held for sale	63	67
Total current assets	3,365	3,355
Property, plant and equipment, net	2,289	2,264
Intangible assets, net	1,264	1,264
Other non-current assets	550	561
Total assets	$7,468	$7,444

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$42	$44
Accounts payable, accrued liabilities and liabilities held for sale	1,140	1,237
Total current liabilities	1,182	1,281
Long-term debt	1,742	1,787
Other non-current liabilities	496	486
Total liabilities	3,420	3,554

Share-based payments subject to redemption	42	60
Redeemable non-controlling interests	8	7

Ingredion stockholders’ equity:
Preferred stock — authorized 25.0 shares — $0.01 par value, none issued	—	—
Common stock — authorized 200.0 shares — $0.01 par value, 77.8 shares issued at March 31, 2025 and December 31, 2024	1	1
Additional paid-in capital	1,158	1,152
Less: Treasury stock (common stock: 13.5 and 13.3 shares at March 31, 2025 and December 31, 2024) at cost	(1,393)	(1,355)
Accumulated other comprehensive loss	(1,025)	(1,086)
Retained earnings	5,236	5,092
Total Ingredion stockholders’ equity	3,977	3,804
Non-redeemable non-controlling interests	21	19
Total stockholders’ equity	3,998	3,823
Total liabilities and stockholders’ equity	$7,468	$7,444

Ingredion Incorporated
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(dollars in millions)

	Three Months Ended March 31,
	2025	2024
Cash from operating activities
Net income	$199	$218
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	55	53
Mechanical stores expense	16	14
Net gain on sale of business	—	(82)
Impairment charges	6	—
Margin accounts	(3)	(11)
Changes in other trade working capital	(220)	(25)
Other	24	42
Cash provided by operating activities	77	209
Cash from investing activities
Capital expenditures and mechanical stores purchases, net	(92)	(65)
Proceeds from sale of business	—	247
Other	2	(1)
Cash (used for) provided by investing activities	(90)	181
Cash from financing activities
(Payments) proceeds from borrowings, net	(48)	15
Commercial paper borrowings, net	—	(312)
Consideration received from sale of business	12	—
Repurchases of common stock, net	(55)	(1)
Common stock activity for share-based compensation, net	(11)	2
Dividends paid, including to non-controlling interests	(52)	(51)
Cash used for financing activities	(154)	(347)
Effects of foreign exchange rate changes on cash and cash equivalents	7	(6)
(Decrease) increase in cash and cash equivalents	(160)	37
Cash and cash equivalents, beginning of period	997	401
Cash and cash equivalents, end of period	$837	$438

Ingredion Incorporated
Supplemental Financial Information
(Unaudited)
(dollars in millions, except for percentages)
I. Segment Information of Net Sales and Operating Income

	Three Months Ended March 31,		Change %	Change Excl. FX %
	2025	2024
Net Sales:
Texture & Healthful Solutions (i)	$602	$597	1%	1%
Food & Industrial Ingredients - LATAM (ii)	573	616	(7%)	(2%)
Food & Industrial Ingredients - U.S./Canada (iii)	520	541	(4%)	(3%)
All Other (iv)	118	128	(8%)	(5%)
Total Net Sales	$1,813	$1,882	(4%)	(2%)

Operating Income (Loss):
Texture & Healthful Solutions	$99	$74	34%	34%
Food & Industrial Ingredients - LATAM	127	101	26%	29%
Food & Industrial Ingredients - U.S./Canada	92	87	6%	8%
All Other	0	(4)	nm	nm
Corporate	(45)	(42)	(7%)	(7%)
Sub-total	273	216	26%	29%
Restructuring and resegmentation costs	(1)	(3)
Impairment charges	(6)	—
Other matters	10	—
Total Operating Income	$276	$213	30%	32%
Notes
(i)Net of intersegment sales of $9 million and $15 million for the first quarter of 2025 and 2024.
(ii)Net of intersegment sales of $13 million and $10 million for the first quarter of 2025 and 2024.
(iii)Net of intersegment sales of $33 million and $26 million for the first quarter of 2025 and 2024.
(iv)Net of intersegment sales of $3 million for both the first quarter of 2025 and 2024.

II. Non-GAAP Information
To supplement the consolidated financial results prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), non-GAAP historical financial measures are used, which exclude certain GAAP items such as restructuring and resegmentation costs, net gain on sale of business, impairment charges, Mexico tax item, and other specified items. The term “adjusted” is generally used when referring to these non-GAAP financial measures.
Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s operating results and trends for the periods presented. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company’s operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting its business. Expected financial measures may not reflect certain future charges, costs and/or gains that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance. Non-GAAP adjustments are generally made to adjusted financial measures, which increases management’s confidence in its ability to forecast adjusted financial measures than in its ability to forecast GAAP financial measures. These non-GAAP measures, including non-GAAP expected measures, should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.
Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the Company’s non-GAAP information is not necessarily comparable to similarly titled measures presented by other companies. A reconciliation of each non-GAAP financial measure to the most comparable GAAP measure is provided in the tables below.
Ingredion Incorporated
Reconciliation of GAAP Net Income attributable to Ingredion and Diluted Earnings Per Share (“EPS”) to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS
(Unaudited)

	Three Months Ended March 31, 2025		Three Months Ended March 31, 2024
	(in millions)	Diluted EPS	(in millions)	Diluted EPS
Net income attributable to Ingredion	$197	$3.00	$216	$3.23

Adjustments:

Restructuring and resegmentation costs (i)	1	0.02	2	0.03

Net gain on sale of business (ii)	—	—	(73)	(1.09)

Other matters (iii)	(7)	(0.11)	—	—

Impairment charges (iv)	5	0.08	—	—

Tax item - Mexico (v)	(1)	(0.02)	(6)	(0.09)

Non-GAAP adjusted net income attributable to Ingredion	$195	$2.97	$139	$2.08
Net income and EPS may not sum or recalculate due to rounding.

II. Non-GAAP Information (continued)

Notes
(i)During the three months ended March 31, 2025 and 2024, there were pre-tax restructuring charges of $1 million and $3 million primarily related to the resegmentation of the business effective January 1, 2024.
(ii)During the three months ended March 31, 2024, there were pre-tax gains of $82 million on the sale of the business in South Korea.
(iii)During the three months ended March 31, 2025, there was a pre-tax benefit of $10 million primarily related to insurance recoveries and a favorable judgement related to certain indirect taxes in Brazil.
(iv)During the three months ended March 31, 2025, we recorded $6 million of pre-tax impairment charges, which primarily relate to other-than-temporary impairment charges related to certain equity investments.
(v)During the three months ended March 31, 2025 and 2024, tax benefits of $1 million and $6 million were recorded as a result of the movement of the Mexican peso against the U.S. dollar and its impact on the remeasurement of the Mexico financial statements during the periods.

Ingredion Incorporated
Reconciliation of GAAP Operating Income to Non-GAAP Adjusted Operating Income
(Unaudited)
(dollars in millions, pre-tax)

	Three Months Ended March 31,
	2025	2024
Operating income	$276	$213

Adjustments:

Restructuring and resegmentation costs (i)	1	3

Other matters (iii)	(10)	—

Impairment charges (iv)	6	—

Non-GAAP adjusted operating income	$273	$216
For notes (i) through (iv), see notes (i) through (iv) included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted Earnings Per Share (“EPS”) to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

II. Non-GAAP Information (continued)
Ingredion Incorporated
Reconciliation of GAAP Effective Income Tax Rate to Non-GAAP Adjusted Effective Income Tax Rate
(Unaudited)
(dollars in millions, except for percentages)

	Three Months Ended March 31, 2025
	Income before Income Taxes (a)	Provision for Income Taxes (b)	Effective Income Tax Rate (b/a)
As Reported	$267	$68	25.5%

Adjustments:

Restructuring and resegmentation costs (i)	1	—

Other matters (iii)	(10)	(3)

Impairment charges (iv)	6	1

Tax item - Mexico (v)	—	1

Adjusted Non-GAAP	$264	$67	25.4%

	Three Months Ended March 31, 2024
	Income before Income Taxes (a)	Provision for Income Taxes (b)	Effective Income Tax Rate (b/a)
As Reported	$276	$58	21.0%

Adjustments:

Restructuring and resegmentation costs (i)	3	1

Net gain on sale of business (ii)	(82)	(9)

Tax item - Mexico (v)	—	6

Adjusted Non-GAAP	$197	$56	28.4%
For notes (i) through (v), see notes (i) through (v) included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted Earnings Per Share (“EPS”) to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

II. Non-GAAP Information (continued)
Ingredion Incorporated
Reconciliation of Expected GAAP Diluted Earnings per Share (“GAAP EPS”)
to Expected Adjusted Diluted Earnings per Share (“Adjusted EPS”)
(Unaudited)

	Expected EPS Range for Full-Year 2025
	Low End of Guidance	High End of Guidance
GAAP EPS	$10.93	$11.63

Adjustments:

Restructuring and resegmentation costs (i)	0.02	0.02

Other matters (iii)	(0.11)	(0.11)

Impairment charges (iv)	0.08	0.08

Tax item - Mexico (v)	(0.02)	(0.02)

Adjusted EPS	$10.90	$11.60
For notes (i) through (v), see notes (i) through (v) included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted Earnings Per Share (“EPS”) to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

II. Non-GAAP Information (continued)
Ingredion Incorporated
Reconciliation of Expected GAAP Effective Income Tax Rate (“GAAP ETR”)
to Expected Adjusted Effective Income Tax Rate (“Adjusted ETR”)
(Unaudited)

	Expected Effective Income Tax Rate Range for Full-Year 2025
	Low End of Guidance	High End of Guidance
GAAP ETR	26.0%	27.5%

Adjustments:

Restructuring and resegmentation costs (i)	—%	—%

Other matters (iii)	—%	—%

Impairment charges (iv)	(0.1%)	(0.1%)

Tax item - Mexico (v)	0.1%	0.1%

Adjusted ETR	26.0%	27.5%
For notes (i) through (v), see notes (i) through (v) included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted Earnings Per Share (“EPS”) to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.